Exhibit 99.1
Dear Clearwire and XOHM Team Members,
I want to extend hearty congratulations to our partners at XOHM for the launch of the first major mobile WiMAX deployment in the United States. This is clearly an historic event for our industry.
We will look back at this milestone not only for its significance in commercializing the fantastic capabilities of mobile WiMAX technology, our deep spectrum resources and an all-IP network, but also for the unparalleled speeds we expect our network will provide customers on a mobile basis with solid in-building penetration and broad coverage.
This launch is a significant step toward our goal of providing people a true broadband experience both at home and on the road and creating an entirely new business model for communications services in this country. We are committed to delivering a simple, indispensible and enjoyable customer experience that allows customers to choose the device, content, services and applications they want — all at a better value made possible by the innovation and low cost structure that we are employing.
So keep up the good work, and let’s continue to make history as we work together to prepare our next mobile WiMAX markets for launch. The opportunities that lie before us are extraordinary.
I would also like to provide you with a brief update on the status of the combination of our companies and the investment by Intel, Google, Comcast, Time Warner Cable and Bright House Networks. Last week we filed the second amendment to the Clearwire Proxy Statement with the SEC. We expect to be able to mail the Proxy shortly and hold the shareholder vote in mid-November.
With respect to approval of the transaction by the FCC, you may have seen Chairman Martin’s recent comments in which he indicated that approving our transaction was one of his top priorities, and that he expected the approval to occur before year end, although we are making every effort in the hope of having the FCC act well before then. As a result, I continue to be confident that the transaction will close before the end of the year.
Clearly the infusion of $3.2 billion of capital together with the tremendous talent, resources and benefits to our combined organization brought through the relationships with our new strategic partners puts us in great shape for moving forward with our game changing business, notwithstanding the current turmoil in the financial markets.
Finally, I am pleased to announce the following senior leadership appointments for the new Clearwire:

Team	Appointment	Area of Leadership
Barry West	Ali Tabassi	WiMAX Ecosystem and Standards

John Saw	Ali Afrashteh	WiMAX Development
	Greg Jones	IT — Core Development

Atish Gude	Don Stroberg	Pricing, Channel & Field Marketing Programs
	Rick Robinson	Web Marketing and Customer Quality Assurance
	Peter Cannistra	Market Development

Perry Satterlee	Doug Smith	Network Engineering & Deployment - Eastern US
	Magnus Ojert	Network Deployment — Eastern US
	Eamon O’Leary	Network Engineering — Western US
	John Storch	Network Deployment — Western US
	Jim Ryder	Sales — Company Owned Distribution
	Philip Gaske	Customer Care
	Jeff Pearson	IT — Operations
	Mark Fanning	People Development

CEO	Hope Cochran	Finance, Planning & Treasury
(pending CFO appointment)	Bob DeLucia	Accounting
	Steve Ednie	Tax and SOX
	Mary Ekman	Investor Relations
	Susan Johnston	Public Relations

Gerry Salemme	Noelle Beams	Spectrum Acquisition & Management
	Terri Natoli	Regulatory

Broady Hodder	Ross Vincenti	Legal
Similar to the appointments announced earlier, these selections are subject to approval by the Board of Directors of the new Clearwire.
Greg, Don, Rick and Peter have agreed to relocate to Kirkland. No other leaders being named today are expected to change locations at this time.
Regarding groups not covered in this announcement, we anticipate making additional organizational appointments in the coming weeks and will continue to provide other integration updates as developments warrant.
The new Clearwire team is taking shape and I am pleased with the progress we are making toward our goal of leveraging the talents of our respective teams. I look forward to working with these leaders in demonstrating what is possible when great people come together with common purpose and resolve.

FORWARD-LOOKING STATEMENTS
Information in this email that involves expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. In this email they are identified by references to dates after the date of this email and words such as “outlook,” “will,” “will be,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “should,” “continue,” and similar expressions. Factors that could cause actual future results to differ materially from those expressed in the forward-looking statements set forth in this email include, but are not limited to, the timing and successful completion of the transactions described in this email (including the timing and receipt of stockholder and regulatory approvals and the satisfaction of other closing conditions) and the combined companies’ success in executing planned strategies.
Important Additional Information About This Transaction
In connection with the proposed transaction with Sprint Nextel Corporation (“Sprint”), Clearwire filed a proxy statement with the SEC. CLEARWIRE SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AS THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED TRANSACTIONS. The final proxy statement/prospectus will be mailed to shareholders of Clearwire. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov <http://www.sec.gov> , or by directing a request to Clearwire Investor Relations at investorrelations@clearwire.com or (425) 216-4735. In addition, investors and security holders may access copies of the documents filed with the SEC by Clearwire on Clearwire’s website at www.clearwire.com <http://www.clearwire.com> , when they become available.
Participants in Solicitation
Sprint, Clearwire and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions. Information concerning Sprint’s participants is set forth in the proxy statement dated March 27, 2008 for Sprint’s 2008 annual meeting of shareholders as filed with the SEC on Schedule 14A. Information concerning Clearwire’s participants is set forth in the proxy statement dated April 29, 2008 for Clearwire’s annual meeting of stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of Sprint and Clearwire in the solicitation of proxies in respect of the proposed transactions is included in the registration statement and proxy statement/prospectus contained therein, filed with the SEC. Once filed, those documents are available free of charge at the websites of the SEC and Clearwire.